AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2016.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGL RESOURCES INC.	AGL CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	Nevada
(State or other jurisdiction of incorporation or organization)
58-2210952	88-0472393
(IRS Employer Identification Number)

Ten Peachtree Place, N.E., Atlanta, Georgia 30309 (404) 584-4000	2215-B Renaissance Drive, Las Vegas, Nevada 89119 (702) 967-2442
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth W. Reese Executive Vice President and Chief Financial Officer AGL Resources Inc. Ten Peachtree Place, N.E. Atlanta, Georgia 30309 (404) 584-4000	Paul R. Shlanta President AGL Capital Corporation Ten Peachtree Place, N.E. Atlanta, Georgia 30309 (404) 584-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul Davis Fancher

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of Registration Fee(2)
Debt Securities
Guarantee of Debt Securities(3)
Junior Subordinated Notes
Guarantee of Junior Subordinated Notes(3)
Preferred Stock
TOTAL

(1)	Not applicable pursuant to General Instruction II.E to Form S-3. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis.
(3)	No separate consideration will be received for the Guarantee of Debt Securities or the Guarantee of Junior Subordinated Notes, and, pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to these guarantees.

PROSPECTUS

AGL Resources Inc.

AGL Capital Corporation

Debt Securities

Guarantee of Debt Securities

Junior Subordinated Notes

Guarantee of Junior Subordinated Notes

Preferred Stock

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The securities offered in this prospectus and the applicable prospectus supplement may be offered at a fixed public offering price or at varying prices determined at the time of sale.

There is no established public trading market for any of the securities offered in this prospectus.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 30, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings up to an indeterminate total dollar amount.

This prospectus provides you with a general description of us and some of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information incorporated into this prospectus or described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein is accurate as of any date other than the dates indicated in those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we refer to debt securities, guarantees of debt securities, junior subordinated notes, guarantees of junior subordinated notes and preferred stock collectively as “securities.” AGL Resources Inc. may be referred to herein as “AGL Resources” and AGL Capital Corporation may be referred to as “AGL Capital.” The terms “we,” “us” and “our” refer to the consolidated operations of AGL Resources, including AGL Capital, unless otherwise indicated.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, who may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any such offer.

For the securities being sold, the prospectus supplement will also include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference room at:

Public Reference Room

100 F Street, N.E.

Washington, DC 20549

You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website that the SEC maintains at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents and forms of documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 11, 2016 (SEC File No. 001-14174);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 4, 2016 (SEC File No. 001-14174); and

•	Current Reports on Form 8-K filed on February 16, 2016, February 18, 2016, April 6, 2016, April 14, 2016, May 5, 2016, May 5, 2016 and May 18, 2016 (except Item 7.01), and Exhibit 2.1 to the Current Report on Form 8-K filed on August 24, 2015 (SEC File No. 001-14174).

We also incorporate by reference all documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is also specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

AGL Resources Inc.

Ten Peachtree Place, N.E., Location 1071

Atlanta, Georgia 30309

Investor Relations

Telephone: (404) 584-4577

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements.” These statements, which may relate to such matters as completion of AGL Resources’ proposed merger with The Southern Company (“Southern”), the maintenance of AGL Resources as a separate wholly owned subsidiary within the Southern corporate structure, AGL Resources’ SEC reporting practices following such merger, future earnings, growth, supply and demand, costs, subsidiary performance, new technologies and strategic initiatives, often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would” or similar expressions. You are cautioned not to place undue reliance on forward-looking statements. While AGL Resources believes that its expectations are reasonable in view of the information that it currently has, these expectations are subject to future events, risks and uncertainties, and there are numerous factors—many beyond AGL Resources’ control—that could cause actual results to vary materially from these expectations.

Such events, risks and uncertainties include, but are not limited to:

•	certain risks and uncertainties associated with the proposed merger of AGL Resources with Southern, including, without limitation:

•	the possibility that the proposed merger does not close due to the failure to satisfy the closing conditions;

•	disruption from the proposed merger making it more difficult to maintain AGL Resources’ business and operation relationships and the risk that unexpected costs will be incurred during this process; and

•	the diversion of AGL Resources’ management time on merger-related issues;

•	changes in price, supply and demand for natural gas and related products;

•	the impact of changes in state and federal legislation and regulation, including any changes related to climate matters;

•	actions taken by government agencies on rates and other matters;

•	concentration of credit risk;

•	utility and energy industry consolidation;

•	the impact on cost and timeliness of construction projects, including AGL Resources’ pipeline projects, from governmental and other approvals, project delays, adequacy of supply of diversified vendors, and unexpected change in project costs;

•	the cost of funds to finance AGL Resources’ construction projects and AGL Resources’ ability to recover certain project costs from customers;

•	limits on pipeline capacity;

•	the impact of acquisitions and divestitures;

•	AGL Resources’ ability to successfully integrate operations that it has or may acquire or develop in the future;

•	direct or indirect effects on AGL Resources’ business, financial condition or liquidity resulting from a change in AGL Resources’ credit ratings or the credit ratings of AGL Resources’ counterparties or competitors;

•	interest rate fluctuations;

•	financial market conditions, including disruptions in the capital markets and lending environment;

•	general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues, including AGL Resources’ environmental remediation plans;

•	the capacity of AGL Resources’ gas storage caverns, which are subject to natural settling and other occurrences;

•	contracting rates at AGL Resources’ midstream operations storage business;

•	the impact of weather on the temperature-sensitive portions of AGL Resources’ business;

•	the impact of natural disasters, such as hurricanes, on the supply and price of natural gas;

•	acts of war or terrorism;

•	the outcome of litigation;

•	the effect of accounting pronouncements issued by standard-setting bodies; and

•	other factors discussed under “Risk Factors” and elsewhere herein and in AGL Resources’ filings with the SEC.

There also may be other factors that we do not anticipate or that we do not recognize as material that could cause results to differ materially from expectations.

Forward-looking statements speak only as of the date they are made. AGL Capital and AGL Resources expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

AGL RESOURCES INC.

AGL Resources is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.6 million utility customers through its regulated distribution subsidiaries in seven states. AGL Resources also serves approximately 658,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities.

The principal executive office of AGL Resources is located at Ten Peachtree Place N.E., Atlanta, Georgia 30309, and its telephone number is (404) 584-4000.

PENDING ACQUISITION BY THE SOUTHERN COMPANY

On August 23, 2015, AGL Resources entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with Southern, and a newly formed wholly owned direct subsidiary of Southern, which we refer to as Merger Sub, providing for the merger of Merger Sub with and into AGL Resources, with AGL Resources surviving as a wholly owned direct subsidiary of Southern. At the effective time of the merger, which is expected to occur on or around July 1, 2016, each share of AGL Resources’ common stock, other than certain excluded shares, will be converted into the right to receive $66 in cash, without interest, less any applicable withholding taxes.

AGL Resources and Southern have made joint filings seeking and obtaining regulatory approval with all of the required state regulatory agencies. Completion of the merger remains subject to various closing conditions, including, among others, the absence of a judgment, order, decision, injunction, ruling or other finding or agency requirement of a governmental entity prohibiting the closing of the merger. The proposed merger has been approved by the Maryland Public Service Commission, the Georgia Public Service Commission, the California Public Utilities Commission, the Virginia State Corporation Commission, the Illinois Commerce Commission and the New Jersey Board of Public Utilities, which we refer to as the New Jersey BPU. Additionally, AGL Resources’ shareholders approved the Merger Agreement in November 2015. AGL Resources has received consent from the Federal Communications Commission to transfer to Southern parent company control of radio licenses held by certain of AGL Resources’ subsidiaries. The waiting period under the Hart-Scott-Rodino Act has expired. There is no financing condition to the merger.

The orders issued by the Virginia State Corporation Commission, the Maryland Public Service Commission, the Illinois Commerce Commission and the New Jersey BPU contain certain commitments and restrictions by the parties with respect to a number of matters, including maintenance of a minimum number of employees in the applicable state for a certain period following closing of the merger and maintenance of resources for capital and infrastructure. In addition, the New Jersey BPU order includes a stipulation that if AGL Resources’ senior unsecured debt rating falls below investment grade, AGL Resources must cease paying dividends to Southern until the investment grade rating is restored.

Subject to certain limitations, either party may terminate the Merger Agreement if the merger is not completed by August 23, 2016. The outside date may be extended by either party to February 23, 2017 if, on August 23, 2016, all conditions to closing, other than those relating to (1) regulatory approvals or (2) the absence of legal restraints preventing completion of the merger (to the extent relating to regulatory approvals), have been satisfied. In addition, the Merger Agreement, in certain circumstances, provides for the payment by AGL Resources of a $201 million termination fee to Southern and, in certain circumstances, provides for the reimbursement of expenses by AGL Resources of up to $5 million upon termination of the Merger Agreement (which reimbursement would reduce on a dollar-for-dollar basis any termination fee subsequently paid by AGL Resources).

The Merger Agreement is attached as an exhibit to AGL Resources’ Current Report on Form 8-K filed with the SEC on August 24, 2015 and is incorporated by reference into this prospectus.

AGL CAPITAL CORPORATION

We are a wholly owned subsidiary of AGL Resources. We provide financing for AGL Resources on an ongoing basis through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements. The principal address of AGL Capital is 2215-B Renaissance Drive, Las Vegas, Nevada 89119, and its telephone number is (702) 967-2442.

FINANCIAL STATEMENTS OF AGL CAPITAL AND ACCOUNTING TREATMENT

There are no separate financial statements of AGL Capital in this prospectus. We do not believe such financial statements would be helpful because:

•	AGL Capital is a wholly owned subsidiary of AGL Resources, and the financial information of AGL Capital is included with the consolidated financial statements and financial information of AGL Resources, which is filed under the Exchange Act.

•	AGL Capital does not have any independent operations other than providing for the ongoing financing needs of AGL Resources.

•	The obligations of AGL Capital will be fully and unconditionally guaranteed by AGL Resources.

AGL Capital is not, and will not become, subject to the information reporting requirements of the Exchange Act.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider any specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general corporate purposes, among other things. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the three months ended March 31, 2016 and the five most recently completed fiscal years is as follows:

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	6.96x	4.07x	5.85x	3.47x	3.05x	2.96x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes and fixed charges, as discussed below, less capitalized interest and noncontrolling interest included in income from continuing operations before income taxes. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above is the same as our ratio of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued by AGL Capital under an indenture dated as of February 20, 2001, as supplemented and modified, as necessary, among AGL Capital, AGL Resources and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., a successor in interest to The Bank of New York), as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by AGL Resources under the guarantees described below.

The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below, we have noted the section in the indenture that the paragraph summarizes. The referenced section of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

General

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that the debt securities may be issued from time to time in series. The debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated indebtedness, unless otherwise provided in a prospectus supplement.

The prospectus supplement and any related pricing supplement will describe certain terms of the offered debt securities, including:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities shall be payable on any interest payment date if other than the person in whose name the offered debt security is registered on the regular record date;

•	the date or dates on which the principal of the offered debt securities is payable;

•	the rate or rates (or manner in which interest is to be determined) at which the offered debt securities will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered debt securities on any interest payment date;

•	the periods within which, the prices at which and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provision or at the option of the holder, the period or periods within which, and the price or prices at which and the terms and conditions upon which such offered debt securities will be redeemed or purchased;

•	whether the offered debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for such global notes; and

•	any events of default (in addition to those specified in the indenture) or other terms and conditions with respect to the offered debt securities that are not inconsistent with the terms of the indenture.

Unless otherwise provided in the prospectus supplement or a pricing supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

One or more series of debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which, at the time of issuance, is below market rates) to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

The indenture provides that all debt securities of any one series need not be issued at the same time and that we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ.

Payment of Notes; Transfers; Exchanges

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest. (See Section 307.)

Principal of, and premium and interest, if any, on the debt securities will be payable at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more paying agents and may remove any paying agent, all in our discretion. The applicable prospectus supplement will identify any paying agent appointed.

The transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement will identify any additional security registrar or transfer agent appointed.

No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required:

•	to issue, register the transfer of or exchange debt securities during the period of 15 days prior to giving any notice of redemption or

•	to issue, register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. In accordance with the terms of the indenture, debt securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series are to be redeemed, the particular debt securities will be selected by the security registrar by such method as the trustee deems fair and appropriate. (See Sections 403 and 404.)

Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect, and we will not be required to redeem such debt securities. (See Section 404.)

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security within 30 days after the same becomes due and payable;

•	failure to pay principal of or any premium on any debt security within three (3) business days of when due;

•	failure to perform, or breach of, any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities to us and the trustee as provided in the indenture;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

•	any other event of default provided with respect to the debt securities of that series. (See Section 801.)

No event of default with respect to the debt securities of one series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

If an event of default (other than certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization) occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any of such series. (See Section 802.)

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

Remedies

At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all debt securities of such series;

(2)	the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed hereof in such debt securities;

(3)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities;

(4)	all amounts due to the trustee under the indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 802.)

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series; and provided, further, that:

•	such direction will not be in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate and

•	the trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 812.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to the following conditions precedent:

•	the holder shall have previously given written notice to the trustee of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding securities of all series in respect to which an event of default shall have occurred and be continuing shall have made a written request to the trustee to institute proceedings in respect of the event of default;

•	the holders shall have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceedings; and

•	the trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default shall have occurred. (See Section 807.)

However, each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (See Section 808.) The indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the indenture securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any debt securities of such series, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under “—Events of Default,” no such notice shall be given to such holders until at least 75 days after the occurrence thereof. (See Section 902.)

The indenture requires us to annually furnish to the trustee a statement as to our performance of certain obligations and as to any default in such performance. The indenture also requires us to notify the trustee of any event of default within ten days after certain of our officers obtain actual knowledge thereof. (See Section 606.)

Modification, Waiver and Amendment

Certain modifications and amendments of the indenture may be made by us and the trustee without the consent of the holders, including those which:

•	evidence the assumption by any of our successors of our obligations under the indenture or with respect to the debt securities;

•	add to our covenants for the benefit of the holders or surrender any of our rights under the indenture;

•	add any events of default, in addition to those specified in the indenture, with respect to any series of outstanding debt securities;

•	change or eliminate any provision of the indenture or add any new provision to the indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the indenture;

•	provide collateral security for the debt securities;

•	establish the form or terms of debt securities of any series;

•	evidence the appointment of a separate or successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

•	cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, the trustee and we may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

Modifications and amendments of the indenture may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding under the indenture and affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any debt security;

•	reduce the principal amount of, or premium or interest, if any, on, any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any principal of, or premium or interest, if any, on, any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements for quorum or voting; or

•	amend provisions of the indenture relating to waivers of covenants affecting the amount of securities that may be authenticated and delivered, waivers of past defaults and supplemental indentures requiring the consent of the holders.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities. (See Section 1202.)

Covenants; Consolidation, Merger and Sale of Assets

We will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements thereof to be made, all as, in our judgment, may be necessary so that our business may be properly conducted; provided, however, that the foregoing will not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business and will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 605.)

Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and rights (charter and statutory) and our franchises; provided, however, that we will not be required to preserve any such right or franchise if, in our judgment, preservation thereof is no longer desirable in the conduct of our business and the failure to preserve any such right or franchise will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 604.)

We may, without the consent of the holders of any of the outstanding debt securities under the indenture, merge into, consolidate with, or sell, lease or convey all or substantially all of our assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes our obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and that we will have delivered to the trustee an opinion of counsel and an officer’s certificate as provided in the indenture. (See Section 1101.) The term “substantially all” when used in reference to the sale, lease or conveyance of our assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that sells, leases or conveys substantially all of our assets. As a result of this uncertainty, it may be difficult for the holders to determine whether such sale, lease or conveyance has occurred and whether to declare an event of default and exercise acceleration rights. Further, there could be a disagreement between the holders and us over whether such a sale, lease or conveyance of our assets qualifies as substantially all of our assets. To the extent that the holders elect to exercise their rights under the indenture resulting from what the holders deem to be a sale, lease or conveyance of substantially all of our assets and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially all of our assets.

Satisfaction and Discharge

We may terminate our obligations (except for certain specified surviving obligations described below) under the indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee cash or eligible obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series on or prior to their maturity or redemption date in accordance with the terms of the indenture and such debt securities. (See Section 701.)

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:

•	the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of such series or the deposit with the trustee of an amount in cash or eligible obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the indenture;

•	the payment by us of all other sums required under the indenture; and

•	the delivery of a certificate by us to the trustee stating that all conditions relating to the satisfaction and discharge of the indenture have been complied with. (See Section 702.)

Eligible obligations include:

•	with respect to debt securities denominated in United States dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and

•	with respect to debt securities denominated in a currency other than United States dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such debt securities, as contemplated by the indenture.

Notwithstanding the satisfaction and discharge of our obligations under the indenture as described above, the following obligations of AGL Capital and the trustee in respect of our debt securities shall survive:

•	the obligation to execute, authenticate and deliver temporary securities (Section 304);

•	the obligation to maintain a security register to provide for the registration of the debt securities and the registration of their transfer and exchange (Section 305);

•	the obligation to execute, authenticate and deliver debt securities in exchange for mutilated securities surrendered to the trustee or in exchange for lost and stolen debt securities (Section 306);

•	the obligation to give proper notice of redemption (Section 404);

•	the obligation to give notice of a sinking fund payment date for the debt securities (Section 503);

•	the obligation to maintain an office or agency where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or from AGL Capital and AGL Resources may be served (Section 602);

•	the obligation for money for debt securities payments to be held in trust (Section 603);

•	obligations regarding satisfaction and discharge of the debt securities and the indenture and the application of trust money (Article Seven);

•	obligations regarding compensation and reimbursement and indemnification of the trustee (Section 907); and

•	the obligation of the trustee relating to the appointment of an authenticating agent (Section 914).

In order to terminate our obligations in respect of any series of debt securities, we must deliver to the trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.

For federal income tax purposes, any deposit contemplated by the first two paragraphs of this section may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of the Guarantees

AGL Resources will fully and unconditionally guarantee to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of AGL Capital under the indenture.

The guarantees will remain valid even if the indenture is found to be invalid. AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

Concerning the Trustee

The indenture and Section 311 of the Trust Indenture Act contain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims, or to realize on property received in respect of any such claim as security or otherwise in cases where the trustee is, or has become, our direct or indirect creditor within three months prior to or subsequent to an event of default. In such cases, unless and until such event of default is cured, the trustee must set apart and hold as a special account for the benefit of the trustee and the holders of the debt securities, an amount equal to any and all reductions in the amount due and owing to the trustee as a creditor calculated after the beginning of the three month period; and all property received by the trustee in respect of any claim as a creditor after the beginning of the three month period, or an amount equal to the proceeds of any such property, if the property has been disposed of. The trustee will be permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that, in case an event of default shall occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its power.

DESCRIPTION OF JUNIOR SUBORDINATED NOTES

The junior subordinated notes will be issued by AGL Capital under an indenture, as supplemented and modified, as necessary, to be entered into by AGL Capital, AGL Resources and the trustee named therein, as trustee. The subordinated note indenture provides for the issuance from time to time of unsecured junior subordinated debt securities (which we refer to in this section as the junior subordinated notes) in an unlimited dollar amount and an unlimited number of series. The junior subordinated notes will be guaranteed by AGL Resources under the guarantees described below.

The following description of the terms of the junior subordinated notes and the guarantees summarizes the material terms that will apply to the junior notes and the guarantees. The description is not complete, and we refer you to the subordinated note indenture, a form of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below, we have noted the section in the subordinated note indenture that the paragraph summarizes. The referenced section of the subordinated note indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

General

The subordinated note indenture does not limit the aggregate principal amount of junior subordinated notes that may be issued thereunder and provides that junior subordinated notes may be issued from time to time in series. Each series of the junior subordinated notes will be unsecured and will rank on parity with all of our other unsecured and subordinated indebtedness, unless otherwise provided in a prospectus supplement. The junior subordinated notes are subordinated and junior in right of payment to all senior indebtedness (as defined below) of AGL Capital. AGL Resources will guarantee, on a junior subordinated basis, the payment of the principal (and premium, if any) and interest on the junior subordinated notes, except that no payment of interest will be made under the guarantee for any period during which AGL Capital has exercised its right to defer interest payment on the junior subordinated notes.

The prospectus supplement and any related pricing supplement will describe certain terms of the offered junior subordinated notes, including:

•	the title of the offered junior subordinated notes;

•	any limit on the aggregate principal amount of the offered junior subordinated notes;

•	the person or persons to whom interest on the offered junior subordinated notes shall be payable on any interest payment date if other than the person in whose name the offered junior subordinated note is registered on the regular record date;

•	the date or dates on which the principal of the offered junior subordinated notes is payable;

•	the rate or rates (or manner in which interest is to be determined) at which the offered junior subordinated notes will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered junior subordinated notes on any interest payment date;

•	the place or places where the principal of, premium, if any, on and interest, if any, on the offered junior subordinated notes is payable;

•	the period or periods within which, the prices at which and the terms and conditions upon which the offered junior subordinated notes may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered junior subordinated notes pursuant to any sinking fund or analogous provision or at the option of a holder and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such offered junior subordinated notes will be redeemed or purchased;

•	the portion of the principal amount of the offered junior subordinated notes of the series which is payable upon declaration of acceleration of the maturity, if other than the principal amount;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the offered junior subordinated notes of the series, and any change in the rights of the trustee or holders of the offered junior subordinated notes;

•	any additions to the definitions in the subordinated note indenture with respect to the offered junior subordinated notes;

•	whether the offered junior subordinated notes are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for the global notes; the terms and conditions, if any, on which the global note may be exchanged for certificated offered junior subordinated notes and the circumstances under which the exchange may occur, if other than in the manner provided for in subordinated note indenture; and the form of any legend or legends to be borne by any global note in addition to or instead of the legend referred to in subordinated note indenture;

•	the right, if any, of AGL Capital to defer interest payments or to extend the interest payment periods of the offered junior subordinated notes, including the maximum duration of any such deferral or deferrals or any such extension or extensions, the additional interest, if any, payable on the offered junior subordinated notes during any deferral or extension of the interest payment period and any notice that must be given upon the exercise of the right to defer interest payments or to extend interest payment periods;

•	any restriction or condition on the transferability of the offered junior subordinated notes; and

•	any other terms and conditions with respect to the offered junior subordinated notes that are not inconsistent with the terms of the subordinated note indenture. (See Section 301.)

Unless otherwise provided in the prospectus supplement or a pricing supplement, the junior subordinated notes will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

The subordinated note indenture provides that all junior subordinated notes of any one series need not be issued at the same time and that we may, from time to time, issue additional junior subordinated notes of a previously issued series. In addition, the subordinated note indenture provides that we may issue junior subordinated notes with terms different from those of any other series of junior subordinated notes and, within a series of junior subordinated notes, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ. (See Section 301.)

The subordinated note indenture does not contain provisions that afford holders of junior subordinated notes protection in the event of a highly leveraged transaction involving us.

Subordination

The junior subordinated notes are subordinated and junior in right of payment to all senior indebtedness (as defined below) of AGL Resources. No payment of principal of (including redemption payments, if any), or premium, if any, on or interest (including additional interest (as defined below)) on the junior subordinated notes may be made by AGL Capital if:

•	any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceased to exist;

•	the maturity of any senior indebtedness has been accelerated because of a default; or

•	notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the senior indebtedness. (See Section 1303.)

Upon any payment or distribution of assets of AGL Resources or AGL Capital to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of AGL Resources or AGL Capital, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the junior subordinated notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the junior subordinated notes will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the junior subordinated notes are paid in full. (See Section 1302.)

The term “senior indebtedness” means, with respect to an obligor:

•	any payment due in respect of indebtedness of such obligor, whether outstanding at the date of execution of the subordinated note indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such obligor that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees;

•	all capital lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations);

•	all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the type referred to in the preceding four bulleted clauses of other persons the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the type referred to in the preceding five bulleted clauses of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the junior subordinated notes and (2) any unsecured indebtedness between or among such obligor and its affiliates.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions contained in the subordinated note indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (See Section 101.)

The subordinated note indenture does not limit the aggregate amount of senior indebtedness that may be issued by AGL Capital or AGL Resources.  As of March 31, 2016, senior indebtedness of AGL Capital and AGL Resources aggregated approximately $3.37 billion.

Additional Interest

“Additional interest” is defined in the subordinated note indenture to include any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of any junior subordinated notes will be made only against surrender to the paying agent of such junior subordinated notes. Principal of and interest on junior subordinated notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as AGL Capital may designate from time to time. Payment of interest on junior subordinated notes on any interest payment date will be made to the person in whose name the junior subordinated notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the subordinated note indenture trustee will act as paying agent with respect to the junior subordinated notes. AGL Capital may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

All moneys paid to a paying agent for the payment of the principal of or interest on the junior subordinated notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to AGL Capital, and the holder of such junior subordinated notes will from that time forward look only to AGL Capital for payment of such principal and interest. (See Section 1003.)

Redemption

Any terms for the optional or mandatory redemption of the junior subordinated notes will be set forth in the applicable prospectus supplement. In accordance with the terms of the subordinated note indenture, junior subordinated notes will be redeemable only upon notice to the trustee not less than 60 days prior to the date fixed for redemption and, if less than all of the junior subordinated notes of any series are to be redeemed, the particular junior subordinated notes will be selected by such method as the trustee deems fair and appropriate. (See Sections 1102 and 1103.)

AGL Capital shall not be required to (i) issue, register the transfer of or exchange junior subordinated notes of any series during a period of 15 days immediately preceding the date notice is given identifying the junior subordinated notes of such series called for redemption or (ii) issue, register the transfer of or exchange any junior subordinated notes so selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated note being redeemed in part. (See Section 303.)

Events of Default

The subordinated note indenture provides that any one or more of the following described events with respect to the junior subordinated notes of any series, which has occurred and is continuing, constitutes an event of default with respect to the junior subordinated notes of such series:

•	failure for 10 days to pay interest on the junior subordinated notes of the series, including any additional interest in respect of the junior subordinated notes of the series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by AGL Capital will not constitute a default in the payment of interest for this purpose;

•	failure to pay principal of, or premium, if any, on or interest, including additional interest, on the junior subordinated notes of such series when due at maturity or upon earlier redemption;

•	failure for three business days to deposit any sinking fund payment when due by the terms of a junior subordinated note of the series;

•	failure to observe or perform any other covenant or warranty of AGL Capital or AGL Resources in the junior subordinated note Indenture (other than a covenant or warranty which has expressly been included in the subordinated note indenture solely for the benefit of one or more series of junior subordinated notes other than such series) for 90 days after written notice to AGL Capital from the subordinated note indenture trustee or the holders of at least 25% in principal amount of the outstanding junior subordinated notes of such series;

•	certain events of bankruptcy, insolvency or reorganization of AGL Capital or AGL Resources; and

•	any other default provided with respect to the junior subordinated notes of such series in the supplemental indenture authorizing the junior subordinated notes of such series. (See Section 501.)

The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated note indenture trustee with respect to the junior subordinated notes of such series. (See Section 512.) If a subordinated note indenture event of default occurs and is continuing with respect to the junior subordinated notes of any series, then the subordinated note indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated notes of such series may declare the principal amount of the junior subordinated notes due and payable immediately by notice in writing to AGL Capital or AGL Resources (and to the subordinated note indenture trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the junior subordinated notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the subordinated note indenture, the holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated notes of such series may, by written notice to AGL Capital and the subordinated note indenture trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and AGL Capital or AGL Resources has paid or deposited with the subordinated note indenture trustee a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration and all sums paid or advanced by the subordinated note indenture trustee, including reasonable compensation and expenses of the subordinated note indenture trustee. (See Section 502.)

The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated notes of any series may, on behalf of the holders of all the junior subordinated notes of such series, waive any past default with respect to the series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the subordinated note indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated note of such series affected. (See Section 513.)

Remedies

At any time after the declaration of acceleration with respect to the junior subordinated notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of that series, by written notice to AGL Capital and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest (including additional interest) on all junior subordinated notes of the series;

(2)	the principal of and premium, if any, on any junior subordinated notes of the series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such junior subordinated notes;

(3)	to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest) at the rate or rates prescribed therefor in such junior subordinated notes;

(4)	all amounts due to the trustee under the subordinated note indenture; and

•	all events of default with respect to the junior subordinated notes of such series, other than the non-payment of the principal of the junior subordinated notes of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 502.)

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the junior subordinated notes of that series; provided, however, that:

•	such direction will not be in conflict with any rule of law or with the subordinated note indenture and would not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate, and

•	the trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 512.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to the following conditions precedent:

•	the holder shall have previously given written notice to the trustee of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding junior subordinated notes of that series shall have made a written request to the trustee to institute proceedings in respect of the event of default in its own name as trustee under the subordinated note indenture;

•	the holders shall have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	the trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in principal amount of the outstanding junior subordinated notes of that series in respect of which an event of default shall have occurred. (See Section 507.)

However, each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any (including additional interest), when due and to institute suit for the enforcement of any such payment. (See Section 508.) The subordinated note indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the junior subordinated notes of a series, is required to give the holders of the junior subordinated notes of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any (including additional interest), on any junior subordinated notes of such series or in the payment of any sinking fund installment with respect to junior subordinated notes of such series, the trustee may withhold such notice if the trustee determines in good faith that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under “—Events of Default,” no such notice shall be given to such holders until at least 45 days after the occurrence thereof. (See Section 602.)

The indenture requires us to annually furnish to the trustee a statement as to our performance of certain obligations and as to any default in such performance. The indenture also requires us to notify the trustee of any event which after notice or lapse of time or both would become an event of default, within five days after the occurrence of such event. (See Section 1006.)

Modification

The subordinated note indenture contains provisions permitting AGL Capital, AGL Resources and the subordinated note indenture trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of each series that is affected, to modify the subordinated note indenture or the rights of the holders of the junior subordinated notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding junior subordinated note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any junior subordinated note, or reduce the principal amount of any junior subordinated note or the rate of interest (including additional interest) on any junior subordinated note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any junior subordinated note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any junior subordinated note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding junior subordinated notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the subordinated note indenture or certain defaults under the subordinated note indenture and their consequences) provided for in the subordinated note indenture, or (iii) modify any of the provisions of the subordinated note indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the subordinated note indenture cannot be modified or waived without the consent of the holder of each outstanding junior subordinated note that is affected, or (iv) modify the provisions of the subordinated note indenture with respect to the subordination of the junior subordinated notes in a manner adverse to such holder. (See Section 902.)

In addition, AGL Capital, AGL Resources and the subordinated note indenture trustee may execute, without the consent of any holders of junior subordinated notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes. (See Section 901.)

Guarantee of Junior Subordinated Note Payments by AGL Resources

If an event of default shall have occurred and be continuing and shall be attributable to the failure of AGL Capital to pay interest (or premium, if any) or principal of the junior subordinated notes on the due date, AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated notes, except that no payment of interest will be made under the junior subordinated note guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated notes.

The junior subordinated note guarantee will rank subordinate and junior in right of payment to all senior indebtedness of AGL Resources to the extent provided in the subordinated note indenture. The right of AGL Resources to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent AGL Resources may itself be recognized as a creditor of that subsidiary. Accordingly, AGL Resources’ obligations under the junior subordinated note guarantee will be effectively subordinated to all existing and future liabilities of AGL Resources’ subsidiaries, and claimants should look only to the assets of AGL Resources for payments thereunder. The junior subordinated note guarantee does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources, including senior indebtedness, whether under the indenture, any other indenture that AGL Resources may enter into in the future or otherwise. (See Section 1501.)

Consolidation, Merger and Sale

Neither AGL Capital nor AGL Resources may consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the subordinated note indenture trustee, the payment of the principal of, and premium, if any, on and interest (including additional interest) on all the junior subordinated notes and the performance of every covenant of the subordinated note indenture on the part of AGL Capital or AGL Resources, as the case may be, to be performed or observed; (2) immediately after giving effect to such transactions, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and (3) AGL Capital or AGL Resources, as the case may be, has delivered to the subordinated note indenture trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the subordinated note indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with. (See Section 801.)

Governing Law

The subordinated note indenture and the junior subordinated notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof. (See Section 112.)

Information Concerning the Junior Subordinated Note Indenture Trustee

The subordinated note indenture trustee, prior to an event of default with respect to junior subordinated notes of any series, undertakes to perform, with respect to junior subordinated notes of such series, only such duties as are specifically set forth in the subordinated note indenture and, in case an event of default with respect to junior subordinated notes of any series has occurred and is continuing, will exercise, with respect to junior subordinated notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the subordinated note indenture trustee is under no obligation to exercise any of the powers vested in it by the subordinated note indenture at the request of any holder of junior subordinated notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the subordinated note indenture trustee. The subordinated note indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the subordinated note indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The subordinated note indenture trustee may also serve as senior note indenture trustee. AGL Capital and AGL Resources and certain of their affiliates may maintain deposit accounts and banking relationships with the subordinated note indenture trustee. The subordinated note indenture trustee may serve as trustee under other indentures pursuant to which securities of AGL Capital or certain affiliates of AGL Capital are outstanding.

DESCRIPTION OF PREFERRED STOCK

Set forth below is a summary discussion of the material terms of AGL Resources’ preferred stock. We encourage you to read AGL Resources’ amended and restated articles of incorporation and bylaws that AGL Resources has previously filed with the SEC. See “Incorporation of Certain Documents by Reference.” The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to the series of preferred stock.

AGL Resources is authorized to issue up to 10,000,000 shares of preferred stock. As of the date of this prospectus, no preferred stock is outstanding.

AGL Resources’ restated articles of incorporation authorize its board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. AGL Resources’ board of directors can determine the rights, preferences and limitations of each series. Prior to the issuance of each series of preferred stock, AGL Resources’ board of directors will adopt resolutions creating and designating the series as a series of preferred stock. AGL Resources’ board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	the rights of the holders upon liquidation, dissolution or winding-up; and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the prospectus supplement for any series of preferred stock that AGL Resources offers. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which AGL Resources will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When AGL Resources issues the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to AGL Resources’ common stock and equally in all respects with the outstanding shares of each other series of preferred stock, and

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which AGL Resources may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to AGL Resources, the funds and property of AGL Resources will be the only recourse for these acts or obligations.

PLAN OF DISTRIBUTION

We may use the following methods to sell securities:

•	through negotiation with one or more underwriters;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of the above methods.

The distribution of the securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to those prevailing market prices; or

•	negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents, underwriters or dealers;

•	the public offering or purchase price;

•	any compensation to underwriters, agents or dealers in the form of underwriting discounts, commissions or fees; and

•	any securities exchanges on which the securities will be listed.

If any securities are sold through agents, underwriters or dealers designated by us from time to time, the prospectus supplement will name such agents, underwriters or dealers, set forth any compensation payable by us to such agents, underwriters or dealers and set forth the obligations of such agents, underwriters and dealers with respect to the securities. We may agree to enter into an agreement to indemnify the agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

The securities may be new issues of securities and may have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

LEGAL MATTERS

The validity of the offered securities and related guarantees, and certain matters relating to such securities, will be passed upon for AGL Resources and AGL Capital by their counsel, Troutman Sanders LLP, Atlanta, Georgia. Certain matters relating to such securities, with respect to the laws of the State of Nevada, will be passed upon by Woodburn and Wedge, Reno, Nevada, or other counsel identified in the prospectus supplement or term sheet.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Estimate of expenses in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$	*
Printing Expenses	$	*
Fees of Trustee/Issuing and Paying Agent	$	*
Fees of Rating Agency	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*

TOTAL	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time. The SEC registration fee will be calculated and paid in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

Item 15.	Indemnification of Directors and Officers.

A. AGL Resources Inc.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The articles of incorporation of AGL Resources include provisions exculpating its directors from liability to the extent permitted by Section 14-2-202(b)(4) of the Georgia Code.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify individuals who are parties to proceedings because they are or were directors against liability incurred in such proceedings if they are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts, outlined above, from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code. Section 14-2-856 of the Georgia Code sets forth the fullest extent to which a corporation may indemnify its directors.

Article VII, Section 7.01 of AGL Resources’ articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, shall be indemnified and held harmless by AGL Resources to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The indemnification right specified in AGL Resources’ articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article VII, Section 7.02 of AGL Resources’ articles of incorporation specifies that AGL Resources will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Section 2.12.1 of AGL Resources’ bylaws specifies that in the case of actions brought by or in the right of AGL Resources, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of the disinterested members of the board of directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel selected either (a) in the manner prescribed in paragraph (i) above; or (b) if there are fewer than two disinterested directors, by the board of directors (in which selection directors who do not qualify as disinterred directors may participate); or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of AGL Resources’ bylaws state that AGL Resources will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of AGL Resources, but without being subject to the same procedural conditions imposed for the indemnification of directors. AGL Resources may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy, permitted by AGL Resources’ articles of incorporation, bylaws or by law.

As authorized by Section 14-2-856(a) of the Georgia Code, AGL Resources has entered into director indemnification agreements with each of its directors who are not employees of AGL Resources to provide each such director contractual rights to indemnification to the fullest extent permitted by the Georgia Code, except that a director may not be indemnified under such an agreement in connection with any claim initiated by such director against AGL Resources or any director or officer of AGL Resources unless AGL Resources has joined in or consented to the initiation of such claim. The agreements also provide a contractual right to reimbursement and advancement of expenses.

The officers and directors of AGL Resources are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. AGL Resources pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of AGL Resources pursuant to the foregoing provisions, AGL Resources has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

B. AGL Capital Corporation

Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the “Nevada General Corporation Law”) empowers a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he (i) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law, or (ii) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada General Corporation Law did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the Nevada General Corporation Law also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless, and only to the extent that, the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that in view of all the circumstances of the case, that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 78.7502 of the Nevada General Corporation Law further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise, in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada General Corporation Law provides that indemnification provided for by Section 78.7502 of the Nevada General Corporation Law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, except that such indemnification may not be made to any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, unless a court of competent jurisdiction orders otherwise, utilizing the standard described in the immediately preceding paragraph. The provisions of Article Eleven of AGL Capital’s Bylaws are similar in all substantive respects to those contained in Sections 78.7502 of the Nevada General Corporation Law outlined above. Article Eleven provides that indemnification shall be to the fullest extent legally permissible under the Nevada General Corporation Law.

Section 78.751 of the Nevada General Corporation Law allows the articles of incorporation, the bylaws or an agreement made by a corporation to provide that the expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation; these provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under any contract or otherwise by law. Article Eleven of the AGL Capital’s Bylaws provides that expenses must be paid by the corporation pursuant to Section 78.751 of the Nevada General Corporation Law.

Section 78.751 of the Nevada General Corporation Law requires that, any discretionary indemnification referred to above, unless ordered by a court or paid as incurred in advance of final disposition upon receipt of a proper undertaking to repay the same, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suite or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.752 of the Nevada General Corporation Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Article Eleven of the AGL Capital’s Bylaws are substantially similar in all substantive respects to those contained in Section 78.752 of the Nevada General Corporation Law outlined above.

Article Eight of AGL Capital’s Articles of Incorporation provides that the corporation shall indemnify any and all persons whom it has the power to indemnify to the fullest extent permitted by the Nevada General Corporation Law. Furthermore, this indemnity shall not be exclusive of other rights and shall continue as to an indemnified person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and legal representatives of such person.

Section 78.138(7) of the Nevada General Corporation Law eliminates the personal liability of the directors to stockholders and creditors of a corporation for breach of fiduciary duties, except in cases of fraud, intentional misconduct or knowing violation of the law. Article Nine of AGL Capital’s Articles of Incorporation similarly provides that the personal liability of the directors shall be eliminated to the fullest extent permitted by any amendments or supplements to the Nevada General Corporation Law.

Item 16.	Exhibits.

Reference is made to the Exhibit Index filed as part of this registration statement.

Item 17.	Undertakings.

(a)	The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purpose of determining liability under the Securities Act of 1933 to any Purchaser:

(A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the subordinated note indenture trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AGL Resources Inc., one of the registrants, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 30, 2016.

AGL RESOURCES INC.

By:	/S/ ANDREW W. EVANS
Andrew W. Evans
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Evans and Paul R. Shlanta, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 30, 2016.

Signature	Title

/S/ ANDREW W. EVANS Andrew W. Evans	President, Chief Executive Officer (Principal Executive Officer)

/S/ ELIZABETH W. REESE Elizabeth W. Reese	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ BRYAN E. SEAS Bryan E. Seas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/S/ SANDRA N. BANE Sandra N. Bane	Director

/S/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director

/S/ NORMAN R. BOBINS Norman R. Bobins	Director

/S/ CHARLES R. CRISP Charles R. Crisp	Director

/S/ BRENDA J. GAINES Brenda J. Gaines	Director

Signature	Title

/S/ ARTHUR E. JOHNSON Arthur E. Johnson	Director

/S/ DENNIS M. LOVE Dennis M. Love	Director

/S/ DEAN R. O’HARE Dean R. O’Hare	Director

/S/ ARMANDO J. OLIVERA Armando J. Olivera	Director

/S/ JOHN E. RAU John E. Rau	Director

/S/ JAMES A. RUBRIGHT James A. Rubright	Chairman of the Board of Directors

/S/ BETTINA M. WHYTE Bettina M. Whyte	Director

/S/ HENRY C. WOLF Henry C. Wolf	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AGL Capital Corporation, one of the registrants, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 30, 2016.

AGL CAPITAL CORPORATION

By:	/S/ PAUL R. SHLANTA
Paul R. Shlanta
President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth W. Reese and Paul R. Shlanta, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 30, 2016.

Signature	Title

/S/ PAUL R. SHLANTA Paul R. Shlanta	President (Principal Executive Officer)

/S/ ELIZABETH W. REESE Elizabeth W. Reese	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ L. STEPHEN CAVE L. Stephen Cave	Vice President, Treasurer and Director

/S/ JEFFREY P. BROWN Jeffrey P. Brown	Director

/S/ KRISTINE EPPES Kristine Eppes	Director

EXHIBIT INDEX

Exhibit Number

**1.1	Form of Underwriting Agreement relating to debt.

**1.2	Form of Underwriting Agreement relating to preferred stock.

*3.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (Exhibit 3.1 to AGL Resources Inc. Form 8-K filed May 4, 2015).

*3.2	Bylaws of AGL Resources Inc., as amended on April 28, 2015 (Exhibit 3.2 to AGL Resources Inc. Form 8-K filed May 4, 2015).

**4.1	Form of Note.

*4.2	Indenture dated February 20, 2001 among AGL Capital Corporation, AGL Resources Inc. and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., a successor in interest to The Bank of New York), as Trustee (Exhibit 4.2 to Form S-3 filed September 17, 2001 (SEC File No. 333-69500)).

**4.3	Form of Guarantee between AGL Capital Corporation and AGL Resources Inc., as Guarantor.

**4.4	Form of Junior Subordinated Note (to be included in Exhibit 4.7).

4.5	Form of Junior Subordinated Note Indenture to be used in connection with the issuance of Junior Subordinated Notes.

**4.6	Form of Guarantee between AGL Capital Corporation and AGL Resources Inc., as Guarantor with respect to the Junior Subordinated Notes (to be included in Exhibit 4.7).

**4.7	Form of Supplemental Indenture to Junior Subordinated Note Indenture to be used in connection with the issuance of Junior Subordinated Notes.

5.1	Opinion of Troutman Sanders LLP.

5.2	Opinion of Woodburn and Wedge.

12	Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

23.3	Consent of Woodburn and Wedge (included in Exhibit 5.2).

24	Powers of Attorney for AGL Resources Inc. and AGL Capital Corporation (included with signature pages hereto).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. to act as trustee under the indenture relating to the Debt Securities and the Guarantee of Debt Securities.

***25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the subordinated note indenture trustee to act as trustee under the indenture relating to the Junior Subordinated Notes and the Guarantee of Junior Subordinated Notes.

*	Such exhibit previously has been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.
**	To be subsequently filed or incorporated by reference.
***	To be subsequently filed or incorporated by reference or filed separately pursuant to the Trust Indenture Act of 1939, Section 305(b)(2).